UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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NASH-FINCH COMPANY
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Nash Finch Company

April 15, 2013

To Our Stockholders:

Recently we mailed to you proxy materials in connection with our Annual Meeting of Stockholders to be held on April 24, 2013. Proposal No. 2 on the agenda is an advisory vote to approve the compensation paid to the Company’s named executive officers (“Say on Pay Proposal”).   We are writing to ask for your affirmative vote on this proposal.

You need look no further than the incentive compensation earned by our named executive officers based on the Company’s fiscal year 2012 financial performance to determine that the Company clearly aligns pay with performance.  With respect to the compensation awarded for 2012, our named executive officers received their base pay and earned NO incentive pay:

NO payouts were made under the 2012 Executive Incentive Plan (our annual bonus program)

NO payout is expected to be made under the 2012 Long Term Incentive Plan

Review of the compensation actually earned by our named executive officers for the Company’s 2012 financial performance shows our compensation is strongly linked to performance.   Indeed, our Compensation and Management Development Committee has also tied the Company’s 401(k) match to the Company’s financial performance.  Based on the Company’s financial performance in 2012:

NO Company match was earned by our named executive officers for 401(k) contributions made in 2012.

Not surprisingly, Glass, Lewis & Co., a leading proxy advisory service, has recommended in favor of our Say on Pay Proposal.  What is surprising is that Institutional Shareholder Services (“ISS”), recommended against our Say on Pay Proposal.  Despite the fact that no bonuses were paid or are projected to be earned for 2012 financial performance, ISS concluded in its report that “an increase in the target opportunity under the long-term incentive plan and lack of rigor for the goals under the plan has led to a misalignment between pay and performance at the company.”  We believe ISS is wrong in both respects.  We ask you to follow the recommendations of Glass Lewis and our Board of Directors and vote FOR our Say on Pay Proposal (Proposal No. 2).

The Company Has Forged a Strong Link Between Pay and Performance

We believe that executive compensation should be strongly linked to performance with a substantial portion of pay at risk.  As such, we provide the opportunity for both higher than market average compensation over periods of sustained excellent financial performance and lower than market average compensation in times of poor financial performance.   Our financial results compared to the actual pay received by our named executive officers demonstrates that our compensation program achieved that alignment; our performance during 2012 was lower than the performance of our peer group companies1 as was the level of our compensation earned by our named executives officers in 2012.

A compensation program that properly aligns pay and performance does not guarantee that the company will perform well; it will, however, guarantee that if the company does not perform well, the executives will not receive target compensation opportunities.   Reference to the chart below, which highlights our past and projected payouts under our recent LTIP grants, shows that the Company has struck this alignment.

LTIP Plan	Payout
2009 LTIP Award	Zero payout
2010 LTIP Award	Zero payout
2011 LTIP Award	Zero payout projected
2012 LTIP Award	Zero payout projected

1 The ISS peer group is different than the peer group of companies used by Towers Watson (the independent compensation consultant to our Compensation and Management Development Committee) to benchmark our executive compensation program and includes companies that in our view are not good comparables. For example, ISS included one company with distribution operations wholly outside the United States, and others that derive 70% or more of their revenue from the sale of fuel.  While the ISS analysis can be criticized on the inclusion of inappropriate “peer” companies, we do not raise that as a reason to vote in favor of our Say on Pay Proposal.  Regardless of the peer group chosen, our financial performance was not at the level we strove to achieve and we do not wish to imply we are pleased with our results.  The issue on the Say on Pay Proposal is not how the Company performed in 2012; it is whether the compensation plans were designed to deliver incentive compensation when the company achieved its target performance.  Our compensation plans do precisely that and therefore align pay with performance.  That is why we recommend a FOR vote on the Say on Pay Proposal.

We ask you to review these facts, focusing on whether our LTIP actually delivers compensation when the Company’s performance is below target.  We trust you will agree that our compensation programs properly link pay to performance.  We ask for your support by voting FOR our Say on Pay Proposal (Proposal No. 2).

The Nash Finch 2012 Long Term Incentive Plan (“LTIP”) Goals Are Rigorous.

ISS incorrectly concludes that the performance goals for the 2012 LTIP are not rigorous.  It is important to note that the performance goals in the 2012 LTIP are exactly the same as the performance goals used in the 2011 LTIP, a year in which ISS recommended a FOR vote on our Say on Pay Proposal finding that “[u]pon review of the company’s compensation programs and practices, ISS finds no significant issues of concern; therefore, a vote FOR this proposal is warranted.”

ISS’s conclusion that the 2012 LTIP goals are not rigorous is based on several flawed premises.

1.)

ISS is simply wrong in its conclusion that growth is not a component of the 2012 LTIP performance metrics.  The 2012 LTIP, like the  LTIP in 2011, has two metrics: (i) Consolidated Annual Growth Rate (“CAGR”) of EBITDA compared to the results achieved by our peers; and (ii) a blend of absolute Return on Net Assets (RONA)2 (weighted 75%) and Compound Annual Growth Rate (CAGR) of RONA (weighted 25%) compared to the results achieved by our peer group.  Each metric has a growth component, contrary to the ISS statement that it is concerned that “this structure does not require positive growth for these performance metrics.”

2.)

ISS incorrectly concludes that the 2012 LTIP performance goals are not rigorous because they concluded that the 2012 LTIP delivers a payout if the Company’s achievement on one of the metrics is only 30% of the achievement of our peer group.  To the contrary, the Company’s achievement of a decile ranking is determined based on a simple rank order of performance, regardless of the amount of the differential in that performance.  To determine whether the Company has achieved performance sufficient to receive a payout under the LTIP, the Company’s performance is compared to the performance of its peers, following which the peer group companies are placed in rank order of performance.  A difference in as little as .01 in performances can cause a drop in decile placement.   By way of illustration, assume all peer companies in our peer group attained a CAGR of EBITDA in excess of 5% but no greater than 6%.  Assume further that our rank was second from the bottom of the peer group companies.  Despite achieving a CAGR of EBITDA of 5.2%, a favorable result for the Company’s stockholders, no payout would be made under the 2012 LTIP because the Company ranked in the 2nd decile for one of the performance metrics.  Under this scenario, the LTIP would not pay out even though the Company achieved at 86% of the level of the highest performing member of the peer group.  We believe the 2012 performance goals are indeed rigorous.

The linkage between pay and performance in the Company’s LTIP can best be seen by looking at the projected payouts under the recent LTIP grants.

•

The performance period for the LTIP for 2009 closed at the end of fiscal year 2011.  There was no payout delivered under the 2009 LTIP.

•

The performance period for the LTIP for 2010 closed at the end of fiscal year 2012.  There was no payout delivered under the 2010 LTIP.

•

The performance period for the LTIP for 2011 will close at the end of fiscal year 2013.  It is presently estimated that there will be no payout made under the 2011 LTIP.

•

The performance period for the LTIP for 2012 will close at the end of fiscal year 2014.  It is presently estimated that there will be no payout made under the 2012 LTIP.

It defies credulity to suggest there is no rigor to the 2012 LTIP performance metrics or that the Company’s pay is not aligned with our performance.  Our LTIP grants clearly demonstrate that there is significant rigor to the 2012 LTIP performance metrics.

2 "RONA" means the weighted average of the return on Net Assets for the fiscal year (or portion thereof) during the Measurement Period.  This is the quotient of (i) the sum of the net incomes for each fiscal year (or portion thereof) during the Measurement Period divided by (ii) the sum of the Average Net Assets for each fiscal year (or portion thereof) during the Measurement Period.

The Increase in our CEO’s Opportunity to Earn an Additional Incentive Amount under the 2012 LTIP demonstrates our focus on linking Pay to Performance.

When we hired Mr. Covington as our CEO, his compensation included restricted stock unit grants which, taken together with his other compensation (base pay, short term incentive opportunity and LTIP opportunity) delivered competitive compensation.   After the restricted stock unit grants vested, the Compensation and Management Development Committee’s independent compensation consultant, Towers Watson, determined that our CEO’s compensation opportunities were no longer competitive relative to comparable executives within our peer group.  Rather than issue a restricted stock unit grant that was not performance based, the Compensation and Management Development Committee decided to utilize the LTIP plan to bring his compensation opportunity back to competitive market levels through performance based equity awards.  This increase in LTIP opportunity for 2012 is not an increase in compensation levels, but was instead a replacement for the grants Mr. Covington received at his hire date that had fully vested.  The decision to replace time based restricted stock units with performance based units under the 2012 LTIP demonstrates the Company’s focus is on aligning compensation with performance.

In order to retain qualified executives, our Company, like all others, must establish a compensation plan that is competitive and offers executives the opportunity to earn pay at competitive levels if the Company meets or exceeds its performance targets.  The increase to Mr. Covington’s LTIP opportunity provides him with the opportunity to earn competitive compensation tied to our performance; it does not guarantee that he will receive competitive compensation.

We believe ISS’s position actually promotes a disconnect between pay and performance.  Pay opportunities should be designed to drive future performance by providing an incentive to the executives to achieve results that will benefit our stockholders and the executives.  By recommending that our stockholders vote against our Say on Pay Proposal, ISS is advancing the view that our CEO should not be given the opportunity to earn competitive compensation over the next three years regardless of how the Company performs over that measurement period, because the Company’s performance over the past two years has not been strong relative to our peer group.  ISS’s retrospective look at performance does not drive future performance and is the antithesis of a proper pay for performance alignment.

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In connection with the solicitation of proxies, the Company has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on March 11, 2013 (the “Proxy Statement”). The Company’s stockholders are strongly advised to read the Proxy Statement as it contains important information regarding the Company and the 2013 annual meeting of stockholders. Stockholders can obtain the Proxy Statement and other documents filed by the Company with the SEC for free at the web site maintained by the SEC at http://www.sec.gov. Copies of the Proxy Statement are also available for free at the Company’s web site at http://www.nashfinch.com or by writing to Nash-Finch Company, 7600 France Avenue South, Minneapolis, Minnesota, 55435, Attention: Corporate Secretary. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in soliciting proxies, and we expect to pay this firm a fee of $ 7,500.00.